Exhibit 5.1

November 8, 2004

Chart Industries, Inc.

5885 Landerbrook Drive, Suite 205

Cleveland, Ohio 44124

Re:	Chart Industries, Inc.
2004 Stock Option and Incentive Plan and
2004 Stock Option Plan for Outside Directors

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Chart Industries, Inc., a Delaware corporation (the “Company”), with respect to 554,703 shares of its common stock, par value $.01 per share (the “Shares”), to be offered and sold from time to time pursuant to the Company’s 2004 Stock Option and Incentive Plan and 2004 Stock Option Plan for Outside Directors (collectively, the “Plans”). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S–8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms and conditions of the Plans upon payment of the purchase price therefor in an amount not less than the par value of the Shares, will be validly issued, fully paid and nonassessable.

Our opinion is limited solely to the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

Calfee, Halter & Griswold LLP